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Asterias Biotherapeutics, Inc.

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6300 Dumbarton Circle Fremont, CA 94555 (510) 456-3800

May 2016

Dear Fellow Shareholders:

I am very pleased to be writing this letter to you as the new CEO of Asterias Biotherapeutics. I joined Asterias at the end of February at a crucial time in our company’s development, as we are advancing three promising clinical-stage therapeutic cell therapy programs. These three clinical programs are based on our cancer immunotherapy and pluripotent stem cell platform technologies, and have the potential to address areas of very high unmet medical need in the fields of oncology and neurology.

I would like to share some of my perspectives on our business after my first ten weeks on the job. Having been COO of Questcor Pharmaceuticals from 2007, when its market valuation was less than $25 million, to its eventual sale to Mallinckrodt for $5.6 billion in August 2014, I understand what is involved in providing leadership for a small company during a period of extraordinary success and growth. Once I learned of the opportunity at Asterias, I had a great deal of interaction with the Asterias team and Board of Directors. This included discussions with the incoming Chairman of the Board of Directors, Don Bailey, with whom I had worked at Questcor for many years. At that time, I came to the conclusion that this was a very promising opportunity, and my first ten weeks on the job has only served to reinforce my decision to join the company. Let me elaborate.

In learning about the science, the therapeutic potential and the commercial potential of the Asterias clinical-stage programs, it became quite clear that the Asterias technologies carry the potential to be transformative -- in other words, to entirely change the way that certain diseases and disorders are managed and treated. We have chosen to first address devastating conditions where there is a severe need for new treatments because few, if any, treatment options currently exist. Specifically, I’m referring to AML (acute myelogenous leukemia), spinal cord injury, and non-small cell lung cancer, the therapeutic targets of our three clinical-stage cell therapy programs.

Our cancer immunotherapy technology platform includes AST-VAC1, a patient-specific cancer immunotherapy and AST-VAC2, a non-patient specific approach to cancer immunotherapy. Both therapies essentially “teach” the patient’s own immune system to attack cancer cells, while avoiding healthy cells. We are very excited about both of these programs, and believe they have the potential to eventually be used beyond their respective initial therapeutic targets and against a wide range of cancer types. Both of these investigational therapies target the telomerase protein that is present in 95% of all cancers. So, we believe there is potential for broad utility across multiple types of cancer with AST-VAC1 and AST-VAC2. For me, these programs are particularly exciting given my background in successfully developing and commercializing products that can be used for multiple different indications. Our immunotherapy technology is based on a unique mode of action that is complimentary and potentially synergistic to immune checkpoint inhibitor drugs that have shown promising results in treating patients across multiple advanced cancer types.

Importantly, we have seen promising results with AST-VAC1 from a Phase 2 clinical trial. These positive long-term follow-up results in AML were presented at last year’s annual meeting of the American Society of Clinical Oncology, or ASCO, the largest cancer-related scientific and medical meeting. The results showed that 57% of patients who received AST-VAC1 had prolonged relapse-free survival, including those patients over 60 years old as well as those patients in second remission. AML is the most common type of acute leukemia and remains a cancer in which health outcomes are poor since treatment options are quite limited and the standard of care has not significantly advanced in over 20 years. Health outcomes are particularly poor for patients over the age of 60, where long-term relapse-free survival rates are only 10% to 20%. There are approximately 20,000 new cases of AML diagnosed annually in the U.S.

While AST-VAC1 is derived from the patients’ own white blood cells, AST-VAC2 can be produced on a large scale and stored ready for use rather than having to produce a specific version of the drug for each patient. As a result, AST-VAC2 has the potential to dramatically improve the scalability, consistency and feasibility of cellular cancer immunotherapy as compared to AST-VAC1. With our AST-VAC2 development partner, Cancer Research UK, we are looking forward to the early-2017 initiation of the first AST-VAC2 clinical trial, a Phase 1/2a study in non-small cell lung cancer. This is the most prevalent form of cancer, one which also carries a high mortality rate and for which there are few useful treatment options.

AST-OPC1, our third clinical-stage therapeutic program, is being investigated for the treatment of spinal cord injury, and is based on our pluripotent stem cell platform technology. More than 12,000 people sustain spinal cord injuries each year, but there are no FDA-approved therapeutics or devices that could potentially restore some function in these individuals, which is our therapeutic goal in developing AST-OPC1. In support of initiating the clinical program for AST-OPC1, we compiled a comprehensive preclinical data package. In particular, AST-OPC1 has been shown in preclinical studies to have three potentially reparative functions that are critical for survival, regrowth and conduction of nerve impulses through axons at the site of a spinal cord injury. In addition, AST-OPC1 has demonstrated a favorable safety profile to-date with up to four years of safety data from a previous Phase 1 clinical study and the first cohort of the ongoing Phase 1/2a clinical trial. This month, we announced plans to expand the Phase 1/2a trial following recent clearance for the expansion by the FDA based on the favorable safety profile observed so far with AST-OPC1 in both our current and previous study. This important trial expansion should increase the statistical confidence of the safety and efficacy read-outs, expand the range of spinal cord injury patients being evaluated, and better position the product for a potential accelerated regulatory pathway should we observe positive efficacy signals and continued safety in the study.

Earlier this month, we significantly strengthened our cash position by closing an underwritten public offering, raising approximately $16.2 million in net proceeds, despite a very challenging capital market environment. Combined with an over-allotment option exercise that would result in additional net proceeds of approximately $2.3 million, and the continued non-dilutive funding from leading scientific institutions, this will allow Asterias to immediately progress our three clinical-stage programs toward important milestones targeted for late 2016 and into 2017.

So to summarize, we are focused on addressing major unmet medical needs in oncology and neurology by developing our promising cell therapies for patients who currently have few if any effective treatment options. We’re excited about the potential of our cancer immunotherapy and pluripotent stem cell technologies, and have just raised sufficient funding to move our important clinical-stage programs forward. On a personal level, I’m thrilled to be here as a new addition to Asterias at such an exciting and pivotal time. Along with the rest of the Asterias team and the Board of Directors, we look forward to achieving further progress on advancing our clinical-stage cell therapy programs in AML, non-small cell lung cancer, and spinal cord injury during the remainder of 2016 and into 2017.

On a final note, we are grateful for the continued hard work and dedication of our employees. We thank all of them, as well as our partners and medical staff, for the hard work focused on developing these innovative therapies for the patients who desperately need them. I would also like to thank you, our shareholders, for your continued confidence and support.

Sincerely,

Steve Cartt
Chief Executive Officer
Asterias Biotherapeutics, Inc. (NYSE MKT: AST)

FORWARD-LOOKING STATEMENTS

Statements in this letter pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and “potential”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials, whether we can obtain regulatory approvals and the timing of such approvals, whether we can attain certain progress and safety milestones required under our grant awards, our need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias’ filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements.